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                                   Exhibit 99

Contact: Barry S. Kaplan                    Rudolph A. Lutterschmidt
         Barry Kaplan Associates            Nocopi Technologies, Inc.
         email:  smallkap@aol.com           (610) 834-9600, ext. 12
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                              FOR IMMEDIATE RELEASE

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                   NOCOPI TERMINATES EUROPEAN DISTRIBUTOR AND
                 INITIATES LICENSING PROGRAM FOR EUROPEAN USERS

         West Conshohocken, Pa. January 15, 2001 - PRNewswire. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP) today announced that it has terminated its License Agreement with Euro-Nocopi, S.A., which previously had the exclusive right in Europe to market Nocopi's technologies. The termination follows Euro-Nocopi's decision to liquidate and dissolve its business.

         As a result of the termination, Nocopi has announced that it is willing to license its technologies to former customers of Euro-Nocopi and that it will support and service European users who enter into agreements with it. The Company says that it may take action against unauthorized European users of its technologies.

         The Company announced that Euro-Nocopi had commenced a suit against it before a French court seeking to, among other things, convert its License Agreement to a royalty free perpetual license.

         Dr. Michael A. Feinstein, Nocopi's Chairman said, "We believe that the suit initiated by Euro-Nocopi is completely without merit. We intend to defend it vigorously and also to pursue collection from Euro-Nocopi of all amounts owed Nocopi under the license agreement through the date of its termination."

         Dr. Feinstein also said "Nocopi will act quickly to negotiate agreements with European companies that wish to continue to use its technologies. We want to minimize the disruption resulting from Euro-Nocopi's decision to liquidate its business."

Nocopi Technologies, Inc. was founded in 1984 and is based in West Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting and product diversion, and for document security and authentication via patented technologies including invisible ink and reactive thread.


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FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 and in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, in each case, under the caption "Risk Factors"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.